Exhibit 10.1

TAX MATTERS AGREEMENT

by and among

3M COMPANY,

GARDEN SPINCO CORPORATION

and

NEOGEN CORPORATION

dated as of

September 1, 2022

ii

SCHEDULES

Schedule A	Certain Transaction Steps

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of September 1, 2022, by and among 3M Company, a Delaware corporation (“Viking”), Garden SpinCo Corporation, a Delaware corporation and a wholly owned subsidiary of Viking (“SpinCo”) (Viking and SpinCo are sometimes individually referred to herein as a “Company”), and Neogen Corporation, a Michigan corporation (“Parent”).  Each of Viking, SpinCo, and Parent are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Viking is indirectly engaged in the SpinCo Business;

WHEREAS, the Board of Directors of Viking has determined that it would be in the best interests of Viking and its stockholders to separate the SpinCo Business from the Viking Business;

WHEREAS, Viking, SpinCo and Parent have entered into a Separation and Distribution Agreement, dated as of December 13, 2021 (as amended from time to time, the “Separation and Distribution Agreement”), providing for the separation of the Viking Business from the SpinCo Business (the “Separation”);

WHEREAS, Viking and its Subsidiaries have engaged in certain restructuring transactions to facilitate the Separation as set forth in the Separation Step Plan;

WHEREAS, pursuant to the Separation Step Plan and the terms of the Separation and Distribution Agreement, among other things, (a) Viking will contribute all of the SpinCo Assets held by it to SpinCo (the “SpinCo Contribution”) in exchange for (i) the assumption by SpinCo of the SpinCo Liabilities, (ii) the issuance by SpinCo to Viking of SpinCo Capital Stock, (iii) the SpinCo Payment and (iv) the issuance of the SpinCo Exchange Debt; (b) Viking will distribute to its stockholders all of the SpinCo Capital Stock held by it (i) by means of a pro rata distribution or (ii) by way of an offer to exchange shares of SpinCo Capital Stock for outstanding shares of Viking Common Stock (followed by the Clean-Up Spin-Off, if applicable) as set forth in the Separation and Distribution Agreement (the “External Distribution”) and (c) Viking distributed all of the SpinCo Exchange Debt in the Debt Exchange;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 13, 2021 (as amended from time to time, the “Merger Agreement”), by and among Viking, SpinCo, Parent, and Nova RMT Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), following the External Distribution, at the Effective Time, Merger Sub will merge with and into SpinCo (the “Merger”), with SpinCo surviving as a wholly owned subsidiary of Parent;

WHEREAS, the Parties intend that, for Federal Income Tax purposes, (a) the SpinCo Contribution and the External Distribution, taken together, will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code and (b) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, prior to consummation of the External Distribution, Viking was the common parent of an affiliated group of corporations, including SpinCo, within the meaning of Section 1504 of the Code;

WHEREAS, as a result of the External Distribution, SpinCo and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which Viking is the common parent; and

WHEREAS, the Parties desire to (a) provide for and agree upon the allocation between the Parties of liabilities for certain Taxes and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and to provide for and agree upon other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Tax-Free Status;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties hereby agree as follows:

Article 1.          Definition of Terms.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Accounting Firm” has the meaning set forth in Section 13.02.

“Action” has the meaning set forth in the Separation and Distribution Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for a Tax Benefit with respect to Taxes previously paid.

“Affiliate” has the meaning set forth in the Merger Agreement.

“Agreement” has the meaning set forth in the first sentence of this Agreement.

“Applicable SpinCo CFC” means any SpinCo CFC with respect to which there would be an “extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(e) or a “tiered extraordinary reduction amount” within the meaning of Treasury Regulations Section 1.245A-5(f)(2) absent the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance).

“Benefited Party” has the meaning set forth in Section 5.01(b).

“Business Day” has the meaning set forth in the Merger Agreement.

“Chosen Courts” has the meaning set forth in Section 16.03.

“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first sentence of this Agreement.

“Company Distribution Tax Representations” has the meaning set forth in the Merger Agreement.

“Contract” has the meaning set forth in the Merger Agreement.

“Contribution” has the meaning set forth in Schedule A.

“Controlled Active Trades or Businesses” means, with respect to a Distribution, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) by the relevant Controlled Company and the relevant Controlled SAG of the trade(s) or business(es) relied upon to satisfy Section 355(b) of the Code with respect to such Distribution (as described in the Tax Materials), as conducted immediately prior to such Distribution.

“Controlled Company” means any member of the SpinCo Group the stock of which is distributed or that distributes stock of another company in a Distribution (including, for the avoidance of doubt, SpinCo).

“Controlled SAG” means, with respect to a Controlled Company, the separate affiliated group of such Controlled Company, within the meaning of Section 355(b)(3)(B) of the Code.

“Controlling Party” has the meaning set forth in Section 9.02(c).

“Debt Exchange” has the meaning set forth in the Merger Agreement.

“Dispute” has the meaning set forth in Section 13.01.

“Distribution” has the meaning set forth in Schedule A.

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.

“Distribution Time” has the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Extraordinary Reduction Date” has the meaning set forth in Section 3.08(a).

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Federal Tax” means any Federal Income Tax or Federal Other Tax.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations thereunder.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for a Tax Benefit or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all taxable periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Financing” has the meaning set forth in the Merger Agreement.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations Section 1.901-2, and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Garden Switzerland” shall mean the new Swiss entity formed by 3M EMEA GmbH pursuant to International Separation Steps – Switzerland Step 1 of the Separation Step Plan.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Group” means the Parent Group, the SpinCo Group or the Viking Group, as the context requires.

“Income Tax” means any Tax that is a Federal Income Tax, a State Income Tax or a Foreign Income Tax.

“Indemnitee” has the meaning set forth in Section 12.02.

“Indemnitor” has the meaning set forth in Section 12.02.

“Internal SpinCo”  shall mean the new Delaware corporation formed by 3M InterAmerica Inc. pursuant to Domestic Spin-off Step 1 of the Separation Step Plan.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling from the IRS regarding certain Federal Income Tax matters relating to the transactions contemplated by the Separation and Distribution Agreement.

“IRS Ruling Request” means the requests for the IRS Ruling.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Viking Group and one or more members of the SpinCo Group and any consolidated, combined or unitary Tax Return of Viking for any Pre-Distribution Period (including any Viking Federal Consolidated Income Tax Return).

“Law” has the meaning set forth in the Merger Agreement.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Merger Tax Opinions” has the meaning set forth in the Merger Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c).

“Notified Action” has the meaning set forth in Section 6.03(a).

“Other Taxes” means any Tax imposed by any Tax Authority other than any Income Tax.

“Other Tax Return” means any Tax Return in respect of Other Taxes.

“Parent” has the meaning set forth in the first sentence of this Agreement.

“Parent Capital Stock” means all classes or series of capital stock of Parent (or any entity treated as a successor to Parent), including (a) the Parent Common Stock, (b) all options, warrants, and other rights to acquire such capital stock and (c) all instruments treated as stock in Parent (or any entity treated as a successor to Parent) for Federal Income Tax purposes.

“Parent Common Stock” has the meaning set forth in the Merger Agreement.

“Parent Distribution Tax Representations” has the meaning set forth in the Merger Agreement.

“Parent Group” means Parent and its Subsidiaries other than the SpinCo Group.

“Parent Merger Tax Representations” has the meaning set forth in the Merger Agreement.

“Parent Tax Contest” has the meaning set forth in Section 9.02(b).

“Parties” and “Party” has the meaning set forth in the second sentence of this Agreement.

“Payment Date” means (a) with respect to any Viking Federal Consolidated Income Tax Return, (i) the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, (ii) the due date (determined without regard to extensions) for filing such Tax Return determined under Section 6072 of the Code, or (iii) the date such Tax Return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law; in each case, taking into account any automatic or validly elected extensions, deferrals, or postponements of the due date for payment of any such estimated Taxes or any Tax shown on such Tax Return, as applicable.

“Person” has the meaning set forth in the Merger Agreement.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” has the meaning set forth in Section 6.02.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Distribution Straddle Period, the portion of such Distribution Straddle Period ending on the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege, and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by SpinCo or Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which SpinCo would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from SpinCo and/or one or more holders of outstanding shares of SpinCo Capital Stock, a number of shares of SpinCo Capital Stock or Parent Capital Stock that would, when combined with any other changes in ownership of SpinCo Capital Stock or Parent Capital Stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of SpinCo or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, as of the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of SpinCo or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by SpinCo or Parent of a shareholder rights plan, (ii) issuances by SpinCo or Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer), in each case, of Treasury Regulations Section 1.355-7(d) or (iii) acquisitions of Parent or SpinCo stock that satisfy Safe Harbor VII (related to public trading) of Treasury Regulations Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  For purposes of this definition, each reference to SpinCo shall include a reference to any entity treated as a successor thereto.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute, Treasury Regulations promulgated under Section 355(e) of the Code, or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Refund” means any Tax Benefit, but only to the extent that such Tax Benefit is actually realized in cash or as a reduction to Taxes otherwise payable by the relevant party, together with any interest paid on or with respect to such Tax Benefit; provided, however, that the amount of any Tax Benefit shall be reduced by the net amount of any Taxes imposed by any Tax Authority on, related to, or attributable to the receipt or accrual of the Tax Benefit, including any Taxes imposed by way of withholding or offset.

“Reorganization” has the meaning set forth in the Separation and Distribution Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01.

“Section 336(e) Election” has the meaning set forth in Section 6.04(d).

“Separate Conveyancing Instruments” has the meaning set forth in the Separation and Distribution Agreement.

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Separation Step Plan” has the meaning set forth in the Separation and Distribution Agreement.

“Separation Taxes” shall mean those Taxes (other than Transaction Transfer Taxes and Separation Tax Losses described in Section 6.04(a) or Section 6.04(b)) triggered by, or arising or otherwise incurred as a result of, the Transactions (including any such Taxes resulting from (a) the provision of any guarantees or collateral in connection with the consummation of the Transactions under the Financing (or any other financing permitted under Section 7.6 of the Merger Agreement) or any other transactions or actions required to be taken pursuant to such financing in connection with consummation of the Tax-Free Transactions (other than the Merger) or (b) any payment required pursuant to the terms of any Contract with respect to such financing, and imposed on, or payable by, any member of the Viking Group or the SpinCo Group).

“Separation Tax Losses” means (a) all Taxes imposed pursuant to (or any reduction to a Refund resulting from) any settlement, Final Determination, judgment, or otherwise; (b) all third-party accounting, legal, and other professional fees and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all third-party costs, expenses, and damages associated with any stockholder litigation or other controversy and any amount paid by Viking, SpinCo or any of their respective Affiliates in respect of any liability of or to shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status; provided that, for the avoidance of doubt, any losses pursuant to clause (c) shall include any amounts arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status; provided, further, that amounts shall be treated as having been required to be paid for purposes of clause (c) of this definition to the extent that they are paid in a good-faith compromise or settlement of an asserted claim in accordance with this Agreement.

“Specified Tax Materials” means (a) the Tax Rulings, (b) each submission to the applicable Tax Authorities in connection with the Tax Rulings, including the IRS Ruling Request, (c) the Company Distribution Tax Representations, (d) the Parent Distribution Tax Representations, (e) the SpinCo Merger Tax Representations and (f) the Parent Merger Tax Representations.

“SpinCo” has the meaning set forth in the first sentence of this Agreement.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Capital Stock” means all classes or series of capital stock of SpinCo (or any entity treated as a successor to SpinCo), including (i) the SpinCo Common Stock, (ii) all options, warrants, and other rights to acquire such capital stock, and (iii) all instruments treated as stock in SpinCo (or any entity treated as a successor to SpinCo) for Federal Income Tax purposes.

“SpinCo Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the SpinCo Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SpinCo CFC” means any member of the SpinCo Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code immediately prior to the Merger.

“SpinCo Common Stock” has the meaning set forth in the Merger Agreement.

“SpinCo Contribution” has the meaning set forth in the Recitals.

“SpinCo Exchange Debt” has the meaning set forth in the Merger Agreement.

“SpinCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Merger Tax Representations” has the meaning set forth in the Merger Agreement.

“SpinCo Payment” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Separate Return” means any Tax Return of or including any member of the SpinCo Group (including any consolidated, combined or unitary Tax Return) that does not include any member of the Viking Group.

“State Income Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia that is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise, capital, or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Tax or State Other Tax.

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Tax” or “Taxes” means (a) all taxes, charges, fees, duties, levies, imposts, rates, or other assessments or governmental charges of any kind imposed by any U.S. federal, state, local, or foreign Tax Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, escheat, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum, or other taxes, whether disputed or not, (b) any interest, penalties, or additions attributable thereto and (c) all liabilities in respect of any items described in clause (a) or (b) payable by reason of assumption, transferee, or successor liability, operation of Law or Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).  For the avoidance of doubt, Tax includes any increase in Tax as a result of a Final Determination.

“Tax Advisor” means tax counsel or accountant of recognized national standing in the United States.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, overall foreign loss, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means any Governmental Authority imposing any Tax, charged with the collection of Taxes, or otherwise having jurisdiction with respect to any Tax.

“Tax Benefit” means any loss, deduction, refund, reimbursement, offset, credit, or other reduction in liability for Taxes.

“Tax Contest” means an audit, review, examination, assessment, or any other administrative or judicial proceeding with respect to Taxes (including any administrative or judicial review of any claim for any Tax Benefit with respect to Taxes previously paid).

“Tax-Free Status” means the qualification of (a) each Contribution and each immediately succeeding Distribution, taken together, as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) each Distribution as a transaction in which (i) the cash or other property received is property with respect to which no gain is recognized pursuant to Section 361(a) or (b) of the Code and (ii) the property distributed is “qualified property” with respect to which no gain is recognized pursuant to Sections 355(c) and 361(c) of the Code (and neither Section 355(d) nor Section 355(e) applies to treat such property as other than “qualified property” for such purposes), (c) each Contribution and each Distribution as a transaction in which the members of each of the Viking Group and the SpinCo Group and the shareholders of Viking recognize no income or gain pursuant to Section 355(a), 361 and/or 1032 of the Code, other than, in the case of Viking or any Subsidiary of Viking, any Transaction Transfer Taxes or any income or gain recognized as a result of (i) intercompany items or excess loss accounts being taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code or (ii) any disposition of SpinCo Exchange Debt outside of the Debt Exchange, (d) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and as a transaction in which the shareholders of SpinCo recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of Parent stock) and (e) (i) the Swiss demerger transaction, as set forth on International Separation Steps – Switzerland Steps 1 through 4 of the Separation Step Plan, as a Tax neutral demerger for Swiss Tax purposes and a transaction that does not give rise to any taxable gain or loss for Federal Income Tax purposes, (ii) the UK spin-off transaction, as set forth on International Separation Steps – United Kingdom Steps 1 through 4 of the Separation Step Plan, as a transaction to which the “substantial shareholding exemption” applies to exempt the spin-off from chargeable gains or losses and degrouping charges for UK corporation tax purposes, and that does not give rise to any taxable gain or loss for Federal Income Tax purposes, and (iii) the Brazilian spin-off, as set forth on International Separation Steps – Brazil Steps 1 and 2 of the Separation Step Plan, as a transaction that does not give rise to any taxable gain for Brazilian Tax purposes and is disregarded for Federal Income Tax purposes.

“Tax-Free Transactions” means the Merger, Reorganization, Contributions, and Distributions.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which increases or decreases Taxes paid or payable.

“Tax Law” means the Law of any Governmental Authority relating to any Tax.

“Tax Materials” means (a) the Tax Rulings, (b) the Distribution Tax Opinions, (c) each submission to the applicable Tax Authorities in connection with the Tax Rulings, including the IRS Ruling Request, (d) the Company Distribution Tax Representations, (e) the Parent Distribution Tax Representations, (f) the SpinCo Merger Tax Representations and (g) the Parent Merger Tax Representations.

“Tax Opinions” means the Distribution Tax Opinions and the Merger Tax Opinions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to Tax Contests and (d) other books of account or records (whether or not in written, electronic, or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for a Tax Benefit, any information return or estimated Tax return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Rulings” means the IRS Ruling and the rulings set forth in Schedule 3.2(f) of the Separation and Distribution Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transactions” means the Reorganization, the Contributions, the Distributions, and the other transactions contemplated by the Merger Agreement, the Separation Step Plan, and the Transaction Documents.

“Transaction Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp, value-added, goods and services, or similar Taxes imposed with respect to the Reorganization, the Contributions or the Distributions.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Viking, and on which Viking may rely to the effect that a transaction will not adversely affect the Tax-Free Status.  Any such opinion must assume that the Distributions and the Merger would have qualified for Tax-Free Status if the transaction in question did not occur.

“Viking” has the meaning set forth in the first sentence of this Agreement.

“Viking Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Viking is the common parent.

“Viking Business” has the meaning set forth for the term Company Business in the Separation and Distribution Agreement.

“Viking Common Stock” has the meaning set forth for the term Company Common Stock in the Merger Agreement.

“Viking Federal Consolidated Income Tax Return” means any Federal Income Tax Return for the Viking Affiliated Group.

“Viking Group” has the meaning set forth for the term Company Group in the Separation and Distribution Agreement.

“Viking Separate Return” means any Tax Return of or including any member of the Viking Group (including any consolidated, combined, or unitary Tax Return) that does not include any member of the SpinCo Group.

“Viking Tax Contest” has the meaning set forth in Section 9.02(a).

Article 2.          Responsibility for Tax Liabilities.  It is the intent of the Parties that, except as otherwise provided herein, Viking shall be responsible for Taxes imposed on, with respect to or attributable to the SpinCo Business for any Pre-Distribution Period, and that Parent and SpinCo shall be responsible for Taxes imposed on, with respect to or attributable to the SpinCo Business for any Post-Distribution Period.  In accordance with such intent:

Section 2.01          General Rule.

(a)          Viking Liability.  Viking shall be liable for, and shall indemnify, defend, and hold harmless the SpinCo Group and the Parent Group from and against any liability for Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation, including any and all Taxes imposed on SpinCo or any member of the SpinCo Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by contract or operation of Law or otherwise) for which Viking is responsible under this Article 2.

(b)          Parent and SpinCo Liability.  Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against any liability for Taxes (whether payable to a Tax Authority or to another Person pursuant to a contractual indemnity obligation) for which Parent or SpinCo is responsible under this Article 2.

Section 2.02          Allocation of Federal Taxes.  Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Federal Taxes shall be allocated as follows:

(a)          Federal Income Taxes.

(i)          Viking shall be responsible for any and all Federal Income Taxes required to be reported on (A) any Joint Return, (B) any Viking Separate Return, or (C) any SpinCo Separate Return with respect the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all Federal Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

(b)          Federal Other Taxes Relating to Joint Returns.  Viking shall be responsible for any and all Federal Other Taxes required to be reported on any Joint Return.

(c)          Federal Other Taxes Relating to Separate Returns.

(i)          Viking shall be responsible for any and all Federal Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all Federal Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

Section 2.03          Allocation of State Taxes.  Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, State Taxes shall be allocated as follows:

(a)          State Income Taxes Relating to Joint Returns.  Viking shall be responsible for any and all State Income Taxes required to be reported on any Joint Return.

(b)          State Income Taxes Relating to Separate Returns.

(i)          Viking shall be responsible for any and all State Income Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all State Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

(c)          State Other Taxes Relating to Joint Returns.  Viking shall be responsible for any and all State Other Taxes required to be reported on any Joint Return.

(d)          State Other Taxes Relating to Separate Returns.

(i)          Viking shall be responsible for any and all State Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all State Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

Section 2.04          Allocation of Foreign Taxes.  Except as otherwise provided in Section 2.05, Section 2.07 or Section 2.08, Foreign Taxes shall be allocated as follows:

(a)          Foreign Income Taxes Relating to Joint Returns.  Viking shall be responsible for any and all Foreign Income Taxes required to be reported on any Joint Return.

(b)          Foreign Income Taxes Relating to Separate Returns.

(i)          Viking shall be responsible for any and all Foreign Income Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all Foreign Income Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

(c)          Foreign Other Taxes Relating to Joint Returns.  Viking shall be responsible for any and all Foreign Other Taxes required to be reported on any Joint Return.

(d)          Foreign Other Taxes Relating to Separate Returns.

(i)          Viking shall be responsible for any and all Foreign Other Taxes required to be reported on (A) any Viking Separate Return or (B) any SpinCo Separate Return with respect to the Pre-Distribution Period.

(ii)          SpinCo shall be responsible for any and all Foreign Other Taxes required to be reported on any SpinCo Separate Return with respect to the Post-Distribution Period.

Section 2.05          Transaction Transfer Taxes.  Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against, any liability for any Transaction Transfer Taxes; provided that the Parties shall cooperate to minimize any Transaction Transfer Taxes and to obtain any credit, Refund, or rebate of Transaction Transfer Taxes, or to apply for an exemption or zero-rating for goods or services giving rise to any Transaction Transfer Taxes, including by filing any exemption or other similar forms or providing valid tax identification numbers or other relevant registration numbers, certificates, or other documents or by obtaining any rulings from the applicable Tax Authorities.  Viking, SpinCo and Parent shall cooperate regarding any requests for information, audits or similar requests by any Tax Authority concerning Transaction Transfer Taxes payable with respect to the transfers occurring pursuant to the Transactions.

Section 2.06          Allocation Conventions.  For purposes of Section 2.02, Section 2.03 and Section 2.04, Taxes shall be allocated in accordance with Section 3.01(c), Section 3.04 and Section 3.06 and shall be treated for purposes of determining any liabilities hereunder as required to be reported on the Tax Returns to which such Taxes are allocated in accordance with such sections.

Section 2.07          Additional Parent and SpinCo Liability.  Parent and SpinCo shall be liable for, and shall indemnify, defend, and hold harmless the Viking Group from and against, any liability for, without duplication:

(a)          any Tax resulting from a breach by Parent or, after the Effective Time, SpinCo, of any covenant in this Agreement, the Merger Agreement, or any other Transaction Document, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.07(a) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;

(b)          any Tax resulting from any breach by Parent or SpinCo of any representations, or portions thereof, made by it in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Specified Tax Materials, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost, and in the case of SpinCo, that is a result of an action or a failure to act by a member of the SpinCo Group following the Effective Time; provided that, for the avoidance of doubt, this Section 2.07(b) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;

(c)          any Separation Tax Losses for which Parent or SpinCo is responsible pursuant to Section 6.04(a);

(d)          any Tax for which Parent or SpinCo is responsible pursuant to Section 3.08(b); and

(e)          any costs and expenses (including reasonable legal and accounting fees and expenses) incurred in connection with any amounts for which Parent or SpinCo is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.07, Section 6.04 or otherwise pursuant to this Agreement.

Section 2.08          Additional Viking Liability.  Viking shall be liable for, and shall indemnify, defend, and hold harmless the SpinCo Group from and against, any liability for, without duplication:

(a)          any Tax resulting from a breach by Viking of any covenant in this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.08(a) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;

(b)          any Tax resulting from any breach of or inaccuracy in any representations made by Viking in this Agreement, the Merger Agreement, or any other Transaction Document or in connection with any Tax Materials, in each case, that causes the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) to be lost; provided that, for the avoidance of doubt, this Section 2.08(b) shall include any such Tax arising from the failure of any of the Tax-Free Transactions (other than the Merger) to have Tax-Free Status if such failure occurs as a result of the failure of the Merger to have Tax-Free Status;

(c)          any Separation Tax Losses for which Viking is responsible pursuant to Section 6.04(b);

(d)          any Separation Taxes for which Viking is responsible pursuant to Section 6.04(c);

(e)          any Tax for which Viking is responsible pursuant to Section 3.08(b); and

(f)          any costs and expenses (including reasonable legal and accounting fees and expenses) incurred in connection with any amounts for which Viking is required to indemnify any Person pursuant to Section 2.01, the above provisions of this Section 2.08, Section 6.04 or otherwise pursuant to this Agreement.

Article 3.          Preparation and Filing of Tax Returns.

Section 3.01          Viking Responsibility.

(a)          Viking shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), (x) all Joint Returns and Viking Separate Returns and (y) all SpinCo Separate Returns which are required to be filed with respect to any Pre-Distribution Period.  Viking shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority, subject to any right to indemnification under Article 2.

(b)          With respect to any Joint Return required to be filed by Viking pursuant to this Section 3.01, to the extent that the positions taken on such Tax Return would reasonably be expected to materially adversely affect the Tax position of any member of the Parent Group or (following the Effective Time) the SpinCo Group (i) Viking shall submit a draft of the portion of such Tax Return that relates solely to the SpinCo Business to Parent at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), (ii) Parent shall have the right to review such portion of such Tax Return and to submit any reasonable changes to such portion of such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return and (iii) Viking shall consider in good faith Parent’s reasonable comments, provided, however, that nothing herein shall prevent Viking from timely filing any such Tax Return (taking into any account applicable extensions).  With respect to any SpinCo Separate Return required to be filed by Viking pursuant to this Section 3.01, (i) Viking shall submit a draft of such Tax Return to Parent at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), (ii) Parent shall have the right to review such Tax Return and to submit any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return and (iii) Viking shall modify such Tax Return to reflect Parent’s reasonable comments, provided, however, that nothing herein shall prevent Viking from timely filing any such Tax Return (taking into any account applicable extensions).  The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.  Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13.  In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or pursuant to Article 13) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed by Viking, and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c)          With respect to the Viking Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, Viking shall use the closing of the books method under Treasury Regulations Section 1.1502-76, unless otherwise agreed by Viking and Parent.

Section 3.02          SpinCo Responsibility.

(a)          Parent and SpinCo shall prepare and timely file, or cause to be prepared and timely filed (in each case, taking into account extensions), all Tax Returns required to be filed by or with respect to members of the SpinCo Group other than those Tax Returns which Viking is required to prepare and file pursuant to Section 3.01.  Parent and SpinCo shall pay all Taxes shown to be due on such Tax Returns to the relevant Tax Authority, subject to any right to indemnification under Article 2.

(b)          With respect to any Tax Return required to be filed by Parent or SpinCo pursuant to Section 3.02(a), to the extent that such Tax Return relates to a Pre-Distribution Period, Parent and SpinCo shall submit a draft of such Tax Return to Viking at least thirty (30) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), and Viking shall have the right to review such Tax Return and to submit any reasonable changes to such Tax Return no later than fifteen (15) days prior to the due date for the filing of such Tax Return; provided, however, that nothing herein shall prevent Parent or SpinCo from timely filing (or causing to be timely filed) any such Tax Return.  The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.  Any disputes that the Parties are unable to resolve shall be resolved pursuant to Article 13 hereof.  In the event that any dispute is not resolved (whether pursuant to good-faith negotiations among the Parties or pursuant to Article 13 hereof) prior to the due date for the filing of such Tax Return (taking into account any applicable extensions), such Tax Return shall be timely filed (or caused to be timely filed) by Parent and SpinCo, and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 3.03          Tax Reporting of Transactions.  Except to the extent otherwise required by a Final Determination, neither Parent nor SpinCo shall, and each shall not permit or cause any member of its respective Group to, take any position that is inconsistent with the Tax-Free Status or the tax treatment of any of the Transactions as described in the Tax Rulings, the Tax Opinions or the Transaction Documents, provided, however, that in any case or with respect to any item where there are no relevant Tax Rulings or Tax Opinions or Transaction Documents, the Tax treatment shall be as determined by the Party liable for any such Tax, after consulting in good faith with the other Parties, provided that there is a reasonable basis for such Tax treatment.

Section 3.04          Distribution Straddle Period Tax Allocation.  Viking, Parent, and SpinCo shall take all actions necessary or appropriate to close the taxable year of each member of the SpinCo Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law.  With respect to Taxes for any Distribution Straddle Period, (a) if applicable Law does not permit a member of the SpinCo Group to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Distribution Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such member as of the close of the Distribution Date; provided that exemptions, allowances, or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (b) any Other Taxes, including property Taxes, that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Distribution Straddle Period ending on the Distribution Date and the portion of the Distribution Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion.

Section 3.05          SpinCo Carrybacks and Claims for Refunds.

(a)          General.  Unless Viking otherwise consents in writing or as required by Law, neither Parent nor SpinCo shall (i) file any Adjustment Request with respect to any Joint Return, (ii) fail to waive any available elections to carry back to any Joint Return any SpinCo Carryback arising in a Post-Distribution Period, and (iii) make any affirmative election to claim any such SpinCo Carryback with respect to any Joint Return.

(b)          Next Day Rule.  Notwithstanding anything to the contrary in this Agreement, except as required by Law, for all Tax purposes, the Parties shall report (i) any transactions occurring in the ordinary course of business on the Distribution Date and (ii) any transactions occurring outside of the ordinary course of business after the Effective Time on the Distribution Date (for the avoidance of doubt, excluding the Transactions) that are undertaken by any member of the SpinCo Group as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local, or foreign Law.  For the avoidance of doubt, the Parties shall report (x) any of the Transactions undertaken by any member of the SpinCo Group on the Distribution Date and (y) any other transactions occurring outside of the ordinary course of business before the Effective Time on the Distribution Date that are undertaken by any member of the SpinCo Group as occurring on the Distribution Date.

(c)          In the event that Parent and SpinCo (or the appropriate member of the SpinCo Group) are prohibited by applicable Law from waiving or otherwise forgoing a SpinCo Carryback or Viking consents to a SpinCo Carryback, Viking shall cooperate, at Parent’s request, with Parent and SpinCo, at Parent’s and SpinCo’s expense, in seeking from the appropriate Tax Authority such Tax Benefit (which, to the extent permitted by applicable Law, Viking shall elect to receive in the form of a cash refund rather than as a credit toward or reduction in future Taxes) as reasonably would result from such SpinCo Carryback.  To the extent such Tax Benefit is received in the form of a Refund in cash, Viking shall pay over to Parent or SpinCo the amount of such Refund within ten (10) days after such Refund is received and, to the extent that a Tax Authority requires Viking to apply or cause to be applied the Tax Benefit as a credit toward or a reduction in Taxes in lieu of a cash Refund, within ten (10) days after a Refund with respect to such Tax Benefit is actually realized; provided, however, that Parent and SpinCo shall indemnify and hold the members of the Viking Group harmless from and against any permanent loss, not to exceed the amount of any Refund paid over to Parent or SpinCo, of any Tax Attribute of a member of the Viking Group if such Tax Attribute expires unused, but would have generated a cash Refund to a member of the Viking Group but for such SpinCo Carryback.

Section 3.06          Apportionment of Tax Attributes.

(a)          Viking shall determine in good faith the allocation of Tax Attributes arising in a Pre-Distribution Period to the Viking Group and the SpinCo Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Tax Laws), including (i) in the case of a Tax Attribute other than earnings and profits, Treasury Regulations Sections 1.1502-9(c), 1.1502-21, 1.1502-21T, 1.1502-22, and 1.1502-79 and (ii) in the case of earnings and profits, in accordance with Section 312(h) of the Code and Treasury Regulations Section 1.312-10.  Viking shall consult in good faith with Parent regarding such allocation of Tax Attributes and shall consider in good faith any written comments received from Parent regarding such allocation of Tax Attributes.

(b)          Viking and SpinCo shall compute all Taxes for Post-Distribution Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 3.06 except to the extent otherwise required by a Final Determination.

(c)          To the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Contest, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.06(a).

Section 3.07          Amended Tax Returns.

(a)          Except as expressly provided in Section 3.02(b) or to reflect the resolution of any dispute between the Parties resolved pursuant to Article 13, or with the prior written consent of Viking, Parent and SpinCo shall not, and shall not permit any member of the SpinCo Group, to amend any Tax Return of any member of the SpinCo Group for any Pre-Distribution Period.

(b)          Except as expressly provided in Section 3.01(b) or to reflect the resolution of any dispute between the Parties resolved pursuant to Article 13, or with the prior written consent of Parent, Viking shall not, and shall not permit any member of the Viking Group to, amend any SpinCo Separate Return for any Pre-Distribution Period.

Section 3.08          Section 245A Election.

(a)          With respect to any member of the SpinCo Group that is an Applicable SpinCo CFC, Viking may, in its sole discretion, make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor provision of Tax Law that allows a closing of the books election) to close such entity’s Tax year for Federal Income Tax purposes as of the effective date of the Merger.  Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate to effect any such election.  The Parties agree to allocate all items of income, loss, profit and deduction for Federal Income Tax purposes for the Tax year that includes the date on which an extraordinary reduction (within the meaning of Treasury Regulations Section 1.245A-5(e)(2)(i)) occurs with respect to each such Applicable SpinCo CFC (the “Extraordinary Reduction Date”) to any periods ending on or prior to the Extraordinary Reduction Date based on a closing of the books method under Treasury Regulations Section 1.1502-76, to the extent permitted by Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance).  Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate in the allocation of Foreign Taxes pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(B) (or any successor guidance).

(b)          In the event that Viking does not make or cause to be made the election under Treasury Regulations Section 1.245A-5(e)(3)(i) (or any successor guidance) to close the Tax year of any SpinCo CFC, the Parties shall allocate any Federal Income Taxes attributable to the ownership of any SpinCo CFC immediately prior to the Merger on a “closing of the books” basis as if the taxable year of such SpinCo CFC had closed on the Distribution Date, consistent with the methodology set forth in Treasury Regulations Section 1.245A-1(e)(3)(i).  Accordingly, Viking shall be responsible for any Federal Income Taxes attributable to such SpinCo CFC for any Pre-Distribution Period, and Parent and SpinCo shall be responsible for any Income Taxes attributable to such SpinCo CFC for any Post-Distribution Period.

Article 4.          Calculation of Tax and Payments.

Section 4.01          Timing of Indemnification Payments.  Unless otherwise specified in this Agreement, all indemnification payments shall be made within ten (10) Business Days of the receipt by the indemnifying party of notification of the amount owed, together with reasonable documentation showing the basis for the calculation of such amount and evidence of payment of such amounts by the indemnified party to the relevant Tax Authority or other recipient, provided that no such payment shall be required to be made earlier than five (5) Business Days prior to the relevant Payment Date.  All indemnification payments shall be treated in the manner described in Section 12.01.

Section 4.02          Method for Making Payments.  All payments required to be made under this Agreement shall be made by Viking directly to Parent or SpinCo, as applicable, and by Parent or SpinCo, as applicable, directly to Viking; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Viking Group, on the one hand, may make such indemnification payment to any member of the Parent Group or SpinCo Group, as applicable, on the other hand, and vice versa.

Section 4.03          Adjustments Resulting in Underpayments.  In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Article 5.          Refunds.

Section 5.01          Refunds.

(a)          Viking shall be entitled to any Refund attributable to Taxes for which Viking is liable hereunder.  Parent or SpinCo shall be entitled to any Refund attributable to Taxes for which Parent or SpinCo is liable hereunder.  A Party receiving a Refund to which another Party is entitled hereunder shall pay such Refund to such other Party within ten (10) Business Days after such Refund is received or the benefit of such Refund is realized.  To the extent that a Tax Authority requires Viking to apply or cause to be applied an overpayment of Taxes for which Parent or SpinCo (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Viking in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Viking to Parent or SpinCo pursuant to this Section 5.01(a), Viking shall pay such amount to Parent no later than the due date for filing the Tax Return for which such overpayment is applied.  To the extent that a Tax Authority requires Parent or SpinCo to apply or cause to be applied an overpayment of Taxes for which Viking (after the Distribution Date) is liable under this Agreement as a credit toward or a reduction in Taxes otherwise payable by Parent or SpinCo in lieu of a Refund and such overpayment of Taxes, if received as a Refund, would have been payable by Parent or SpinCo to Viking pursuant to this Section 5.01(a), Parent shall pay such amount to Viking no later than the due date for filing the Tax Return for which such overpayment is applied.  Notwithstanding anything to the contrary herein, no Party (or any Affiliates of any Party) shall be obligated to make a payment otherwise required pursuant to this Section 5.01(a) to the extent making such payment would place such Party (or any of its Affiliates) in a less favorable net after-Tax position than such Party (or such Affiliate) would have been in if the relevant Refund had not been realized.

(b)          In the event of an adjustment pursuant to a Final Determination relating to Taxes for which Parent and SpinCo, on the one hand, or Viking, on the other hand, are or is responsible pursuant to Article 2 which would have given rise to a Refund but for an offset against the Taxes for which the other Party or Parties are or may be responsible pursuant to Article 2 (the “Benefited Party”), then the Benefited Party shall pay to the other Party or Parties, within ten (10) Business Days of the Final Determination of such adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly, on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the date on which such payment was made.

(c)          Viking shall be entitled to (i) 100% of the amount of any Refund attributable to any Tax Benefit realized by the Parent Group and/or the SpinCo Group arising from any step-up in Tax basis of any SpinCo Assets resulting from (A) the failure of any of the Tax-Free Transactions to qualify for the Tax-Free Status, so long as the Taxes attributable to such failure are indemnified or borne by Viking hereunder or (B) the Section 336(e) Election, so long as the Taxes attributable to such election are indemnified or borne by Viking hereunder, in the case of each of clause (i)(A) and (i)(B), if such failure or election is not attributable to an action or failure to act by Viking or Parent described in Section 6.04(a) or Section 6.04(b) and (ii) 85% of the amount of any Refund attributable to any Tax Benefit realized by the Parent Group and/or the SpinCo Group arising from any step-up in Tax basis of any SpinCo Assets resulting from (A) the failure of any of the Tax-Free Transactions to qualify for the Tax-Free Status, so long as the Taxes attributable to such failure are indemnified or borne by Viking hereunder or (B) the Section 336(e) Election, so long as the Taxes attributable to such election are indemnified or borne by Viking hereunder, in the case of each of clause (ii)(A) and (ii)(B), if such failure or election is attributable to an action or failure to act by Viking described in Section 6.04(a); provided that Viking shall not be entitled to such a Refund pursuant to clause (ii) that is greater than the Taxes attributable to the applicable failure or election that are indemnified or borne by Viking hereunder.  Viking will be entitled to annual payments from Parent and/or SpinCo equal to 85% or 100%, as applicable, of the amount of any such Refunds determined using a “with and without” methodology (treating any deductions attributable to the applicable step-up in Tax basis as the last items claimed for any Tax Period including after the utilization of any available Tax Attributes).  To the extent permitted by applicable Law, Parent and SpinCo shall elect to receive any such Refund as a cash refund rather than as a credit toward or reduction in future Taxes.  Parent and/or SpinCo shall pay any such Refund to Viking within ten (10) Business Days after such Refund is received or the benefit of such Refund is realized.  In the case of any failure of the Tax-Free Transactions to qualify for the Tax-Free Status, Parent Group and SpinCo Group will reasonably cooperate, to the extent permitted by applicable law, to cause any step-up in Tax basis of any SpinCo Assets to be allocated to depreciable and/or amortizable assets.  In the event that payments are required under this Section 5.01(c), the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments.

(d)          To the extent that the amount of any Refund under this Section 5.01 or Section 3.05 is later reduced by a Tax Authority or in a Tax Contest, such reduction shall be allocated to the Parties in the same manner in which such Refund was allocated pursuant to this Section 5.01 or Section 3.05, and an appropriate adjusting payment shall be promptly made.

Article 6.          Tax-Free Status.

Section 6.01          Representations and Warranties.

(a)          Parent hereby represents and warrants or covenants and agrees, as appropriate, that the facts represented and the representations made in the Specified Tax Materials, to the extent (i) descriptive of (A) the Parent Group at any time (including the plans, proposals, intentions, and policies of the Parent Group, and including the representation that Parent would not have consummated the Merger but for the Distributions), or (B) the SpinCo Group after the Effective Time (including the plans, proposals, intentions, and policies of SpinCo, its Subsidiaries, the SpinCo Business, or the SpinCo Group), or (ii) relating to the actions or non-actions of the SpinCo Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct, and complete in all material respects.

(b)          Viking hereby represents and warrants or covenants and agrees, as appropriate, that (i) the facts presented and the representations made in the Tax Materials, to the extent descriptive of (A) the Viking Group at any time or (B) the SpinCo Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the Distributions described in the Tax Materials to the extent that they relate to the Viking Group at any time or the SpinCo Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions, and policies of the Viking Group at any time or the SpinCo Group at any time prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct, and complete in all material respects.

(c)          Each of Viking, SpinCo, and Parent represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of any of the Tax-Free Transactions to be other than the Tax-Free Status.

(d)          Viking represents and warrants that neither it, nor any of its Affiliates has any plan or intention to take any action that is inconsistent with any statements or representations made in the Tax Materials.  Parent represents and warrants that neither it, nor any of its Subsidiaries (including, after the Effective Time, the members of the SpinCo Group), has any plan or intention to take any action that is inconsistent with any statements or representations made in the Specified Tax Materials.

(e)          Parent represents and warrants that it has currently no plan or intention to (i) relocate the business activity of Garden Switzerland to a jurisdiction outside of Switzerland or to (ii) terminate the business activity of Garden Switzerland.

(f)          Parent represents and warrants that it has currently no plan or intention to (or to cause, permit or fail to prevent SpinCo to) pre-pay, pay down, redeem, retire, or otherwise acquire, however effected, any of the SpinCo Exchange Debt prior to its stated maturity.

Section 6.02          Restrictions on Parent and SpinCo.

(a)          Neither Parent nor SpinCo shall, and neither will permit any of its Affiliates to, take or fail to take, as applicable, any action if such action or failure to act would reasonably be expected to be inconsistent with or cause to be untrue any statement, information, covenant, or representation in any of the Specified Tax Materials.

(b)          Each of Parent and SpinCo and each other member of their respective Groups shall not take or fail to take, as applicable, any action that would reasonably be expected to adversely affect the Tax-Free Status.

(c)          Each of Parent and SpinCo and each other member of their respective Groups agrees that:

(i)          from the date on which this Agreement is effective for such Person pursuant to Article 10 until the first Business Day after the two-year anniversary of the Distribution Date

(A)          SpinCo shall continue and cause to be continued the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the Controlled Active Trades or Businesses, taking into account Section 355(b)(3) of the Code;

(B)          SpinCo shall not voluntarily dissolve or liquidate or permit any Controlled Company to voluntarily dissolve or liquidate (including taking any action that is a liquidation for Federal Income Tax purposes);

(C)          neither Parent nor SpinCo shall, and neither shall permit any Controlled Company to, enter into any Proposed Acquisition Transaction or, to the extent Parent or SpinCo or any other member of their respective Groups has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (1) redeeming rights under a shareholder rights plan, (2) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (3) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of SpinCo or Parent, as applicable, (4) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise);

(D)          neither Parent nor SpinCo (or any successor of Parent or SpinCo) will, or will agree to, merge, consolidate, or amalgamate with any other Person (except as provided for under the Merger Agreement);

(E)          SpinCo will not in a single transaction or series of transactions sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of (including in any transaction treated for Federal Income Tax purposes as a sale, transfer, or disposition), or permit any Controlled Company or any other member of the SpinCo Group to sell, transfer, or otherwise dispose of or agree to sell, transfer, or otherwise dispose of assets (including any shares of capital stock of a Subsidiary) that, in the aggregate, constitute 30% or more of the gross assets of SpinCo, such Controlled Company, the SpinCo Group, or any Controlled Active Trade or Business (such percentage to be measured based on fair market value of the assets as of the Distribution Date), in each case other than (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for Federal Income Tax purposes, or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of the SpinCo Group;

(F)          neither Parent nor SpinCo shall, and neither shall permit any Controlled Company to, redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696;

(G)          neither Parent nor SpinCo will amend, or permit any Controlled Company or any other members of their respective Groups to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of SpinCo Capital Stock or Parent Capital Stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or Parent Capital Stock into another class of SpinCo Capital Stock or Parent Capital Stock); and

(H)          neither Parent nor SpinCo shall take, or permit any other member of its respective Group to take, any other action or actions (including any action or transaction that would reasonably be expected to be inconsistent with any representation made in the Specified Tax Materials) which in the aggregate (and taking into account the Merger, and any other transactions described in this Section 6.02(c)(i)) could have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Parent, SpinCo, or Internal SpinCo (or any successor) or otherwise jeopardize the Tax-Free Status (it being understood that the only acquisitions relevant for this purpose occurring on or before the Effective Time are those occurring pursuant to the Merger, which do not exceed a 49.9% or greater interest in SpinCo or any member of the SpinCo Group);

(ii)          from the date on which this Agreement is effective for such Person pursuant to Article 10 until the first Business Day after the three-year anniversary of the Distribution Date

(A)          Parent shall substantially continue the business activity of Garden Switzerland within Switzerland;

(B)          either Garden Switzerland or the built-in gains related to Garden Switzerland’s business shall remain fully subject to Tax in Switzerland; and

(C)          Garden Switzerland shall

(1)          continue its business activity within Switzerland;

(2)          earn remuneration consistent with arm’s-length transfer pricing practices;

(3)          employ at least the number of full-time employee(s) set forth in the Tax Ruling issued by the competent Swiss Tax Authority at all times to carry out the business activity of Garden Switzerland; and

(4)          not merge into another Swiss entity unless, prior to such merger, Parent obtains a Tax ruling issued by the competent Swiss Tax Authority stating that such merger (I) will be non-taxable for Swiss Tax purposes, (II) will not affect the tax-free nature of the demerger of 3M EMEA GmbH and (III) will not result in any other adverse Tax affects to 3M EMEA GmbH;

(iii)          Each of Parent and SpinCo and each other member of their respective Groups shall not, directly or indirectly, (A) take or permit to be taken any action at any time, including any modification to the terms of the SpinCo Exchange Debt, that could reasonably be expected to jeopardize, directly or indirectly, the qualification, in whole or in part, of any of the SpinCo Exchange Debt as a “security” pursuant to Section 361(a) of the Code (for the avoidance of doubt, making any payment permitted or required by the terms of the SpinCo Exchange Debt shall not be treated as violating this Section 6.02(c)(iii)(A)), or (B) within ninety (90) days of the Distribution Date refinance or repay (other than in the ordinary course of business) any third-party debt of any member of the SpinCo Group (except as provided for under the Transaction Documents); and

in each case, unless prior to taking any such action set forth in the foregoing clauses (i) through (iii), (x) Parent or SpinCo shall have requested that Viking obtain, or requested and received Viking’s prior written consent to obtain (such consent not be unreasonably withheld, conditioned or delayed), a private letter ruling (including a supplemental ruling, if applicable) from the IRS or other ruling from an applicable Tax Authority (a “Post-Distribution Ruling”) in accordance with Sections 6.03(a) and (c) to the effect that such transaction will not affect the Tax-Free Status and Viking or Parent shall have received such Post-Distribution Ruling in form and substance satisfactory to Viking in its reasonable discretion (and in determining whether a private letter ruling is satisfactory, Viking may consider, among other factors, the appropriateness of any underlying assumptions and any management representations made in connection with such private letter ruling), (y) Parent or SpinCo shall have provided Viking with an Unqualified Tax Opinion in form and substance satisfactory to Viking in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Viking may consider, among other factors, the appropriateness of any underlying assumptions and any management representations used as a basis for the Unqualified Tax Opinion), or (z) Viking shall have waived (which waiver may be withheld by Viking in its sole and absolute discretion) the requirement to obtain such Post-Distribution Ruling and/or Unqualified Tax Opinion.

Section 6.03          Procedures Regarding Post-Distribution Rulings and Unqualified Tax Opinions.

(a)          If Parent notifies Viking that it or SpinCo desires to take one of the actions described in Section 6.02(c) (a “Notified Action”), Viking shall reasonably cooperate with Parent to seek to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion for the purpose of permitting Parent or SpinCo, as applicable, to take the Notified Action, unless Viking shall have waived the requirement to obtain such ruling or opinion; such reasonable cooperation shall include facilitating the issuance of a Parent or SpinCo requested Post-Distribution Ruling to Parent or SpinCo if Parent or SpinCo is precluded from requesting a Post-Distribution Ruling, including a Post-Distribution Ruling with respect to repurchases of stock or rights to acquire stock.  Notwithstanding the foregoing, Viking shall not be required to file, cooperate in the filing of, or provide consent for Parent and/or SpinCo to file any request for a Post-Distribution Ruling under this Section 6.03(a) unless Parent represents that (i) it has read the request for such Post-Distribution Ruling and (ii) all statements, information, and representations relating to any member of the Parent Group and SpinCo Group contained in such request and related documents are (subject to any qualifications therein) true, correct, and complete and (iii) in the case of a request for a Post-Distribution Ruling to be filed by Parent and/or SpinCo with Viking’s prior written consent, Viking shall have the right to review such request and Parent and/or SpinCo shall reflect any reasonable comments received from Viking on such request, provided that Parent may redact from any such request any information that (x) Parent, in its good faith judgment, considers to be confidential and not germane to Viking’s, Parent’s or SpinCo’s obligations under this Agreement or any of the other Transaction Documents and (y) is not a part of any other publicly available information, including any non-confidential filing.  Parent shall reimburse Viking for all reasonable out-of-pocket costs and expenses incurred by the Viking Group in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Parent within ten (10) Business Days after receiving an invoice from Viking therefor.

(b)          Post-Distribution Rulings or Unqualified Tax Opinions at Viking’s Request.  Viking shall have the right to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Viking determines to obtain a Post-Distribution Ruling or an Unqualified Tax Opinion, Parent and SpinCo shall (and shall cause their respective Affiliates to) reasonably cooperate with Viking and take any and all actions reasonably requested by Viking in connection with obtaining the Post-Distribution Ruling or Unqualified Tax Opinion (including, without limitation, by making any reasonably requested representation or covenant or providing any materials or information reasonably requested by the IRS (and/or any other applicable Tax Authority) or Tax Advisor).  Viking shall reimburse Parent or SpinCo, as applicable, for all reasonable out-of-pocket costs and expenses incurred by Parent or SpinCo in obtaining a Post-Distribution Ruling or Unqualified Tax Opinion requested by Viking within ten (10) Business Days after receiving an invoice from Parent therefor.

(c)          Except as provided in Sections 6.02(c) and 6.03(a), following the Distribution Date, neither Parent nor SpinCo shall, nor shall either Parent or SpinCo permit their respective Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal, or otherwise) at any time concerning any of the Distributions (including the impact of any other transaction on the Distributions) unless Parent and SpinCo shall have obtained the prior written consent of Viking.

Section 6.04          Liability for Separation Tax Losses and Separation Taxes.

(a)          Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or the Merger Agreement to the contrary (and in each case regardless of whether a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clauses (x), (y) or (z) of Section 6.02(c) may have been provided), but subject to Section 6.04(c), Parent and SpinCo shall be responsible for, and shall indemnify, defend, and hold harmless the Viking Group from and against any Separation Tax Losses that are attributable to or result from any one or more of the following:  (i) the acquisition following the Merger of all or a portion of Parent’s and/or any Controlled Company’s stock and/or of the SpinCo Group’s assets by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements, or arrangements by either or both of Parent and/or SpinCo or any other member of their respective Groups (provided that, in the case of SpinCo or any other member of the SpinCo Group, such negotiations, understandings, agreements, or arrangements follow the Merger) with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of either or both of Parent and/or any Controlled Company representing a Fifty-Percent or Greater Interest therein, as applicable, (iii) any action or failure to act by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) (including, without limitation, any amendment to such Person’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of either or both of Parent’s and/or a Controlled Company’s stock (including, without limitation, through the conversion of one class of SpinCo Capital Stock or Parent Capital Stock into another class of SpinCo Capital Stock or Parent Capital Stock), other than entering into the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, (iv) any act or failure to act by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) that would affect the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) (regardless whether such act or failure to act may be covered by a Post-Distribution Ruling, Unqualified Tax Opinion, or waiver described in clauses (x), (y) or (z) of Section 6.02(c)), other than entering into the Merger; provided, for the avoidance of doubt, this clause (iv) shall include any act or failure to act (other than entering into the Merger) that would affect Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) as a result of affecting the Tax-Free Status of the Merger, or (v) any breach or inaccuracy by either or both of Parent and/or SpinCo or any other member of their respective Groups (in the case of SpinCo or any member of the SpinCo Group, after the Merger) of any of their agreements or representations set forth herein; excluding, in each of (i)-(v) herein, any such breach, inaccuracy, action, failure to act or failure to perform, as the case may be, of the SpinCo Group that exists or has occurred as of or prior to the Distribution Date.

(b)          Notwithstanding anything in this Agreement, the Separation and Distribution Agreement, or the Merger Agreement to the contrary, but subject to Section 6.04(c), Viking shall be responsible for, and shall indemnify, defend, and hold harmless the SpinCo Group and the Parent Group from and against (i) any Separation Tax Losses that are attributable to or result from any one or more of the following:  (A) the acquisition following the Merger of all or a portion of Viking’s stock and/or of the Viking Group’s assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements, or arrangements by any member of the Viking Group with respect to transactions or events (including, without limitation, stock issuances, whether pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events), other than the Merger or any transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Document, that cause any of the Distributions to be treated as part of a plan (which plan may include the Merger) pursuant to which one or more Persons acquire directly or indirectly stock of Viking representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by any member of the Viking Group that would affect the Tax-Free Status of any of the Tax-Free Transactions (other than the Merger), other than entering into the Merger; provided, for the avoidance of doubt, this clause (C) shall include any act or failure to act (other than entering into the Merger) that would affect Tax-Free Status of any of the Tax-Free Transactions (other than the Merger) as a result of affecting the Tax-Free Status of the Merger, or (D) any breach or inaccuracy by any member of the Viking Group of any of its agreements or representations set forth herein, and (ii) any Brazilian withholding Tax (Imposto de Renda Retido na Fonte) attributable to or arising out of the Transactions.

(c)          To the extent that any Separation Tax Loss reasonably could be subject to indemnity under both Section 2.07 and Section 2.08, responsibility for such Separation Tax Loss shall be shared by Viking, on the one hand, and Parent and SpinCo, on the other hand, according to relative fault as determined by the Parties in good faith.  To the extent that any Separation Tax Loss is not subject to indemnity under Section 2.07 or Section 2.08, such Separation Tax Loss shall be the responsibility of the applicable member of the Viking Group or Viking’s shareholders, as applicable, as the Persons primarily liable therefor as a matter of Law, and without duplication, Viking shall be responsible for any Separation Taxes.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor SpinCo shall have any liability for Separation Tax Losses to the extent attributable to actions taken by any member of the Parent Group or the SpinCo Group that are required by (or, in the case of repayments or guarantees of indebtedness of any member of the SpinCo Group, permitted by) any Transaction Document.

(d)          Protective Election.Viking and SpinCo shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder and any similar provision of state or local Tax Law with respect to the Distributions (the “Section 336(e) Election”); provided, however, that such election shall only be made if it will not impose any unreimbursed incremental cost on Viking, taking into account any Refunds to which Viking is entitled pursuant to Section 5.01(c).  Viking, Parent and SpinCo agree to take any such action that is reasonably necessary to effect such election (including making any other related election and/or timely entering into a written, binding agreement to make a Section 336(e) Election pursuant to Treasury Regulations Section 1.336-2(h)(1)(i)).

Article 7.          Assistance and Cooperation.

Section 7.01          Assistance and Cooperation.

(a)          The Parties shall reasonably cooperate (and cause their respective Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Benefit, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in a Party’s possession relating to any other Party and its Affiliates available to such other Party, upon reasonable notice, as provided in Article 8.  Each of the Parties shall also make available to any other Party, as reasonably requested and on a mutually convenient basis, personnel (including officers, directors, employees, and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  Parent and SpinCo and each other member of their respective Groups shall cooperate with Viking and take any and all actions reasonably requested by Viking in connection with obtaining the Tax Opinions, the Tax Rulings and any other tax opinions to be delivered to any member of the Viking Group in connection with the Transactions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant, or providing any materials or information reasonably requested by any Tax Advisor or Tax Authority).

(b)          Any information or documents provided under this Article 7 or Article 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement, the Merger Agreement, or any other Transaction Document, (i) neither Viking nor any Affiliate of Viking shall be required to provide SpinCo, Parent, or any of their respective Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the SpinCo Group, the SpinCo Business, or the assets of SpinCo or any Affiliate of SpinCo, (ii) neither SpinCo, Parent, nor any of their respective Affiliates shall be required to provide Viking or any of its Affiliates or any other Person access to or copies of any information, documents, or procedures (including the proceedings of any Tax Contest) other than information, documents, or procedures that relate solely to a member of the Viking Group, the Viking Business, or the assets of Viking or any of its Affiliates, (iii) in no event shall Viking or any of its Affiliates be required to provide SpinCo, Parent, or any of their respective Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege, and (iv) in no event shall SpinCo, Parent, or any of their respective Affiliates be required to provide Viking or any of its Affiliates or any other Person access to or copies of any information or documents if such action would or reasonably could be expected to result in the waiver of any Privilege.  In addition, in the event that Viking determines that the provision of any information or documents to SpinCo, Parent, or any of their respective Affiliates, or SpinCo or Parent reasonably determines that the provision of any information or documents to Viking or any of its Affiliates could be commercially detrimental, violate any Law or agreement, or waive any Privilege, the Parties shall use reasonable best efforts to permit each other’s compliance with its obligations under this Article 7 and Article 8 in a manner that avoids any such harm or consequence.

Section 7.02          Tax Return Information.  Each of SpinCo, Parent, and Viking, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance, or cooperation made by Viking, Parent, or SpinCo pursuant to this Agreement.  Each of SpinCo, Parent, and Viking, and each member of their respective Groups, acknowledge that failure to conform to the deadlines set forth in this Agreement could cause irreparable harm.  Each Party shall provide to the other Parties information and documents relating to its Group reasonably required by the other Parties to prepare Tax Returns.  Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03          Reliance by Viking.  If any member of the Parent Group or SpinCo Group supplies information to a member of the Viking Group in connection with Taxes and an officer of a member of the Viking Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Viking Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of SpinCo or Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04          Reliance by Parent and SpinCo.  If any member of the Viking Group supplies information to a member of the Parent Group or the SpinCo Group in connection with Taxes and an officer of a member of the Parent Group or the SpinCo Group, as applicable, signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group or the SpinCo Group, as applicable, identifying the information being so relied upon, the chief financial officer of Viking (or any officer of Viking as designated by the chief financial officer of Viking) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Article 8.          Tax Records.

Section 8.01          Retention of Tax Records.  Each Company shall preserve and keep all Tax Records and related work papers and other documentation in its possession as of the date hereof relating to Taxes of the Parties for Pre-Distribution Periods or Taxes or Tax matters that are the subject of this Agreement, in each case, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (including any waivers or extensions thereof), or (b) seven years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Company may dispose of such Tax Records upon sixty (60) days’ prior written notice to the other Parties.  If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Parties agree, then such first Party may dispose of such Tax Records upon sixty (60) days’ prior notice to the other Parties.  Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed.  The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60)-day period, all or any part of such Tax Records.

Section 8.02          Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession pertaining to (a) in the case of any Tax Return of the Viking Group, the portion of such return that relates to Taxes for which the SpinCo Group or the Parent Group may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the SpinCo Group or the Parent Group, the portion of such return that relates to Taxes for which the Viking Group may be liable pursuant to this Agreement, and shall permit the other Parties and their Affiliates, authorized agents and representatives, and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to such Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03          Preservation of Privilege.  The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed.

Article 9.          Tax Contests.

Section 9.01          Notice.  Each of Viking, SpinCo, and Parent shall provide prompt notice to the other Parties of any written communication from a Tax Authority regarding any pending Tax audit, assessment, or proceeding or other Tax Contest of which it becomes aware related to Taxes for any Tax Period for which it reasonably expects to be indemnified by another Party hereunder or for which it reasonably may be required to indemnify another Party hereunder, or otherwise relating to the Tax-Free Status (including the resolution of any Tax Contest relating thereto).  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.  The failure of one Party to notify another of such communication in accordance with the immediately preceding sentences shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability.

Section 9.02          Control of Tax Contests.

(a)          Viking Control.  Notwithstanding anything in this Agreement to the contrary, Viking shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) any Joint Return, (ii) any member of the Viking Group, (iii) any member of the SpinCo Group relating to the Pre-Distribution Period, and (iv) Separation Tax Losses (a “Viking Tax Contest”).  Subject to Sections 9.02(c) and (d), Viking shall have reasonable discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Viking Tax Contest relating to a SpinCo Separate Return for a Distribution Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Viking Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(b)          Parent Control.  Except as otherwise provided in this Section 9.02, Parent shall have the right to control any Tax Contest with respect to any member of the SpinCo Group to the extent related solely to any Post-Distribution Period (a “Parent Tax Contest”).  Subject to Section 9.02(c) and (d), Parent shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Parent Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(c)          Settlement Rights.  The Party entitled to control the Tax Contest (the “Controlling Party”) shall have the sole right to contest, litigate, compromise, and settle any Tax Contest without obtaining the prior consent of (x) Viking if Parent is the Controlling Party and (y) Parent if Viking is the Controlling Party (the “Non-Controlling Party”); provided, however, that, subject to Section 9.02(e), to the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement (including any Tax Contest related to the Tax-Free Status), the Controlling Party shall not settle any such Tax Contest without obtaining the prior written consent of the Non-Controlling Party (which consent shall not be unreasonably withheld).  To the extent any such Tax Contest may give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement (including any Tax Contest related to the Tax-Free Status) or increased tax liabilities of the Non-Controlling Party for any Post-Distribution Period, (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith.  The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non‑Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(d)          Tax Contest Participation.  Subject to Section 9.02(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (including any Tax Contest related to the Tax-Free Status) or may reasonably be expected to give rise to tax liabilities of the Non-Controlling Party for any Post-Distribution Period.  The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e)          Viking Consolidated Federal Income Tax Return.  Notwithstanding anything in this Article 9 to the contrary, in the case of a Tax Contest related to (x) a Viking Federal Consolidated Income Tax Return or (y) any other consolidated, combined, or unitary Income Tax Return that includes any member of the SpinCo Group, on the one hand, and any member of the Viking Group, on the other hand, (i) the rights of Parent and SpinCo and their respective Affiliates under Section 9.02(c) and Section 9.02(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Parent or SpinCo may reasonably be expected to become liable to make any indemnification payment to Viking under this Agreement, and (ii) Viking shall act diligently and in good faith with respect to any adverse Tax impact regarding any member of the Parent Group for any Tax Period or SpinCo Group for any Post-Distribution Period and defend such Tax Contest in the same manner it would have reasonably defended such Tax Contest if it owned both the Viking Group and the SpinCo Group at the time of such Tax Contest and did not favor one such group over the other such group.

(f)          Power of Attorney.  Without limiting the generality of Section 16.17, each member of the Parent Group and each member of the SpinCo Group shall execute and deliver to Viking (or such member of the Viking Group as Viking shall designate) any power of attorney or other similar document reasonably requested by Viking (or such designee) in connection with any Viking Tax Contest described in this Article 9 within five (5) Business Days of such request.  Each member of the Viking Group shall execute and deliver to Parent (or such member of the Parent Group or the SpinCo Group as Parent shall designate) any power of attorney or other similar document requested by Parent (or such designee) in connection with any Parent Tax Contest described in this Article 9 within five (5) Business Days of such request.

Article 10.          Effective Date.  Except as expressly set forth in this Agreement, as between Viking and SpinCo, this Agreement shall become effective upon the consummation of the Distributions, and as between Viking, SpinCo, and Parent, this Agreement shall become effective upon the consummation of the Merger.

Article 11.          Survival of Obligations.  The representations, warranties, covenants, and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Article 12.          Treatment of Payments.

Section 12.01          Treatment of Tax Indemnity Payments.  In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any payment required by this Agreement, the Merger Agreement, or any Transaction Document (other than any payment of interest accruing after the Distribution Date) shall be reported for Tax purposes by the payor and the recipient as either (a) a contribution by Viking to SpinCo or a distribution by SpinCo to Viking, as the case may be, occurring immediately prior to the applicable Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulations Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)), (b) as an adjustment to the purchase price paid pursuant to a Separate Conveyancing Instrument or (c) as payments of an assumed or retained liability.

Section 12.02          Interest Under This Agreement.  Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law).  The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Article 13.          Disagreements.

Section 13.01          Discussion.  The Parties mutually desire that friendly collaboration will continue between them.  Accordingly, they will endeavor, and they will cause their respective Group members to endeavor, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto.  In furtherance thereof, in the event of any dispute or disagreement between any member of the Viking Group, on the one hand, and any member of the Parent Group or any member of the SpinCo Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder (a “Dispute”), the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute.

Section 13.02          Escalation.  If such good faith negotiations do not resolve the Dispute, the Parties shall either appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute or, if any Party does not consent to the appointment of the Accounting Firm, such Party, subject to Section 16.03 and Section 16.10, may submit the dispute (or such series of related disputes) to any court of competent jurisdiction as set forth in Section 16.03.  The Accounting Firm, if appointed, shall make determinations with respect to the disputed items based solely on representations made by Viking, SpinCo, Parent, and members of their respective Groups, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes submitted to it no later than thirty (30) days after such submission, but in no event later than any due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes submitted to it in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices of the Viking Group, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Article 14.          Late Payments.  Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly, from the due date of the payment to the date paid.  To the extent interest required to be paid under this Article 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Article 14 or the interest rate provided under such other provision.

Article 15.          Expenses.  Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Article 16.          General Provisions.

Section 16.01          Corporate Power; Facsimile Signatures.

(a)          Viking represents on behalf of itself and on behalf of other members of the Viking Group, SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, and Parent represents on behalf of itself and on behalf of its Subsidiaries, as follows:

(i)          each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)          this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(b)          Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 16.02          Survival of Covenants.  Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any covenants and other agreements contained herein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.

Section 16.03          Governing Law; Submission to Jurisdiction.  This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Each of Viking and SpinCo, on behalf of itself and the members of its Group agrees that any Action (as such term is defined in the Separation and Distribution Agreement) related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”).  By executing and delivering this Agreement, each of the Parties irrevocably:  (a) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 16.03; (b) waives any objections which such Party may now or hereafter have to the laying of venue of any Action contemplated by this Section 16.03 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (c) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (d) agrees that it will not bring any Action contemplated by this Section 16.03 in any court other than the Chosen Courts; (e) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 16.03 or in any other manner permitted by Law; and (f) agrees that service as provided in the preceding clause (e) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect.  Each of the Parties agrees that a final judgment in any such Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 16.04          Notices.  All notices, requests, claims, demands and other communications among the Parties under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.04):

If to Viking or, on or prior to the Distribution Date, to SpinCo, then to:

3M Company
3M Tax
3M Center, Building 224-5N-40
St. Paul, MN 55144-1000
Attention:  Justin McGough, Vice President, Tax Planning
Email:  jpmcgough@mmm.com

with a copy (which shall not constitute notice) to:

3M Company
3M Office of General Counsel
3M Center, Building 220-9E-02
St. Paul, MN 55144-1000
Attention:  Michael Dai, Assistant Secretary
Email:  dealnotices@mmm.com

and, in the case of SpinCo, with a copy (which shall not constitute notice) to:

Neogen Corporation
620 Lesher Place
Lansing, MI  48912
Attention:  Amy Rocklin, Vice President and General Counsel
Email:  ARocklin@neogen.com

If to Parent or, following the Distribution Date, to SpinCo, then to:

Neogen Corporation
620 Lesher Place
Lansing, MI  48912
Attention:  Amy Rocklin, Vice President and General Counsel
Email:  ARocklin@neogen.com

Section 16.05          Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 16.06          Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties hereto, as applicable.  In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 16.07          Waivers of Default.  A waiver by a Party of any default by another Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving, and provided that, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to Parent shall require the prior written consent of Parent.

Section 16.08          Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement.  The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  This Agreement is for the sole benefit of the Parties and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.09          Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement (except as otherwise provided therein), the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.  Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

Section 16.10          Waiver of Jury Trial.  THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO) OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT.  NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 16.10.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 16.10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 16.11          Severability.  If any provision of this Agreement, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 16.12          Counterparts.  This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 16.13          Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 16.14          Termination.  This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution.  After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.  In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 16.15          Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Viking, SpinCo and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 16.16          Performance.  Viking will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Viking Group.  SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SpinCo Group.  Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by Parent or any Subsidiary of Parent  (including, from and after the Effective Time, the members of the SpinCo Group).  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 16.16 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.

Section 16.17          Further Action.  The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be reasonably necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Article 9.

Section 16.18          Integration.  This Agreement, together with each of the exhibits or schedules appended hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings in respect of any Tax between or among any member or members of the Viking Group, any member or members of the SpinCo Group, and any member or members of the Parent Group.  In the event of any inconsistency between this Agreement, the Merger Agreement, the Separation and Distribution Agreement, or any other Transaction Documents, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.19          No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.20          Subsidiaries.  If, at any time, Viking, Parent, or SpinCo acquires or creates one or more subsidiaries that are includable in the Viking Group, Parent Group, or SpinCo Group, as applicable, they shall be subject to this Agreement and all references to the Viking Group, Parent Group, or SpinCo Group, as applicable, herein shall thereafter include a reference to such subsidiaries.

Section 16.21          Successors.  This Agreement shall be binding on, and inure to the benefit of, any successor by merger, acquisition of assets, or otherwise, to any of the Parties (including, but not limited to, any successor of Viking, Parent, or SpinCo succeeding to the Tax Attributes of each under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

3M COMPANY

By:	/s/ Jeffrey Lavers
	Name:	Jeffrey Lavers
	Title:	Group President

GARDEN SPINCO CORPORATION

By:	/s/ Justin McGough
	Name:	Justin McGough
	Title:	Assistant Treasurer

NEOGEN CORPORATION

By:	/s/ John E. Adent
	Name:	John E. Adent
	Title:	President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]